Exhibit 99.1

FOR IMMEDIATE RELEASE:

PACKAGING CORPORATION OF AMERICA DECLARES QUARTERLY DIVIDEND

Lake Forest, IL.   December 8, 2004  —  Packaging Corporation of America (NYSE: PKG) announced today that its Board has approved a regular quarterly dividend of $0.15 per share on its common stock.  The quarterly dividend of $0.15 per share will be paid to shareholders of record as of December 15, 2004 with a payment date of January 18, 2005.  Future declaration of quarterly dividends, and the establishment of future record and payment dates, are subject to the final determination by PCA’s Board of Directors.

PCA is the sixth largest producer of containerboard and corrugated packaging products in the United States with sales of $1.7 billion in 2003.  PCA operates four paper mills and 66 corrugated product plants in 26 states across the country.

Contact:  Barbara Sessions

Packaging Corporation of America

INVESTOR RELATIONS:  (877) 454-2509

PCA Web Site:     www.packagingcorp.com